UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SOLERA NATIONAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Solera National Bancorp Annual Meeting of Shareholders will be held on Thursday, June 16, 2011, at 10:00 a.m., local time, at the Lakewood Country Club, 6800 West 10th Avenue, Lakewood, CO. We have not received your vote! The matters to be voted on at the meeting are the election of 11 directors and the ratification of auditors. No matter how many shares you own, your vote matters to us and we need your support. Help the company save the expense of additional mailings and contacts and please vote today! If you have any questions about the annual meeting of shareholders, voting your shares, or need to request additional proxy materials, you may call Advantage Proxy between the hours of 9:00 a.m. and 9:00 p.m., Eastern Time, Monday through Friday. toll-free at 1-877-870-8565. Stay in Touch with Your Company If you would like to receive periodic email updates from Solera, please email Ruby Ebell at: rebell@solerabank.com. Look for our Multi-Media Shareholder Communication Platforms - Coming Soon! If you have already voted, we thank you for your vote. RECENT HIGHLIGHTS The Bank's Tier 1 Leverage Capital Ratio was 11.3% at March 31, 2011, while its Total Risk Based Capital Ratio was 18.7%. Both are well in excess of commonly accepted regulatory standards for well-capitalized institutions. Solera was profitable for 2010, its 3rd full year of operations. Total assets at March 31, 2011 were $139.8 million. Savings and money market accounts grew to $64.4 million at March 31, 2011. Gross loans grew 17% in 2010. REMINDER